Exhibit 99.1
PFSweb Reports Third Quarter 2019 Results

Allen, TX – November 11, 2019 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the third quarter ended September 30, 2019.

Third Quarter 2019 Summary vs. Same Year-Ago Quarter

•	Total revenues were $68.0 million compared to $77.7 million.

•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) was $49.9 million compared to $53.3 million.

•	Service fee gross margin was 34.9% compared to 36.5%.

•	Net loss was $1.6 million or $(0.08) per share, compared to a net loss of $0.7 million or $(0.04) per share.

•	Adjusted EBITDA (a non-GAAP measure defined below) was $3.1 million compared to $5.5 million.

Management Commentary
“As expected, our third quarter results were largely in line with our second quarter,” said Michael Willoughby, CEO of PFSweb. “2019 continues to be a transition year in terms of our financial performance, primarily driven by the loss of revenue and unplanned excess facility capacity in our PFS segment from two client bankruptcies earlier this year, as well as reduced project activity in the LiveArea business. However, the investments and leadership changes we have made over the last year to revamp our sales and marketing strategy are bearing fruit. As such, we believe we are establishing an increasingly strong foundation for our expected return to SFE revenue and profitability growth in 2020.

“Driven by our renewed focus on our core vertical industry expertise and expansion of service offerings to small and medium-sized businesses, PFS had another successful quarter of new client wins, putting us on pace for one of the strongest years of new PFS bookings in company history. While some of these bookings positively contribute to our current year financial results, we expect to see even stronger contribution in 2020 as we realize more of a full year benefit from these new client programs.

“Additionally, we had a very strong quarter of client bookings for our LiveArea practice, which benefitted from our new executive, sales and marketing leadership gaining traction in the market. We are increasingly seeing the market-differentiating advantage of our full end-to-end commerce service offering, which combines the broad technology platform and digital experience from LiveArea with the physical experience from PFS.

“As we prepare for the upcoming holiday season, our PFS clients are once again forecasting overall strong online holiday sales growth. We have already begun to ramp personnel and technology across our various distribution centers, and we look forward to once again executing at a high level for our clients during this important time of the year.

“Looking beyond the holidays, with a LiveArea team staffed with high-performance sales and marketing leaders driving early strong results, coupled with the high level of recurring revenue bookings in PFS, we believe we have good visibility into 2020 and are well-positioned to return to growth next year. As a result, we currently anticipate our 2020 consolidated SFE revenue to grow in the mid-to-high single digits compared to 2019, with an improved adjusted EBITDA margin performance as well.”

Third Quarter 2019 Financial Results
Total revenues in the third quarter of 2019 were $68.0 million compared to $77.7 million in the same period of 2018. Service fee revenue in the third quarter was $49.6 million compared to $52.9 million in the third quarter last year. Product revenue from the company’s last remaining client under this legacy business model was $6.6 million compared to $8.5 million in the same period of 2018.

SFE revenue was $49.9 million compared to $53.3 million in the year-ago quarter. The decline was primarily driven by the loss of PFS revenue related to two client bankruptcies earlier in the year and reduced system integration project activity in LiveArea, partially offset by new client wins.

Service fee gross margin in the third quarter of 2019 was 34.9% compared to 36.5% in the same period of 2018. The decrease was primarily due to LiveArea gross margins declining as the company continued to experience increased labor and incremental costs on certain client projects. Additionally, the decrease was due to revenue mix in the PFS segment, with a higher percentage of revenues generated from lower margin transportation management and fulfillment services. Gross margins for both segments continued to be within the guidance range of 25% to 30% for the PFS segment and 40% to 50% for the LiveArea segment.

Net loss in the third quarter of 2019 was $1.6 million or $(0.08) per share, compared to a net loss of $0.7 million or $(0.04) per share in the same period of 2018. Net loss in the third quarter of 2019 included $0.9 million of stock-based compensation expense, $0.8 million of acquisition-related, restructuring and other costs, $0.2 million in amortization of acquisition-related intangible assets, and $0.1 million of deferred tax expense related to goodwill amortization. This compares to $1.1 million of stock-based compensation expense, $1.0 million of acquisition-related, restructuring and other costs, $0.4 million in amortization of acquisition-related intangible assets, and a $0.1 million deferred tax credit related to goodwill amortization in the same period of 2018.

Adjusted EBITDA in the third quarter was $3.1 million compared to $5.5 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA was 6.3% compared to 10.4%, with the decrease primarily due to the aforementioned lower sales, as well as the impact of incremental sales and marketing spend and PFS facility related costs.

Non-GAAP net income in the third quarter of 2019 was $0.4 million compared to $1.9 million in the third quarter of 2018.

At September 30, 2019, net debt (defined as total debt, excluding operating lease liabilities, less cash and cash equivalents) was $23.3 million compared to $26.5 million at December 31, 2018. Cash and cash equivalents totaled $13.5 million compared to $15.4 million at December 31, 2018. Total debt at September 30, 2019 was $36.8 million compared to $42.0 million at the end of last year.

2019 & 2020 Outlook
PFSweb continues to expect consolidated 2019 SFE revenue to range between $215 million and $225 million, with adjusted EBITDA ranging between $14 million and $17 million.

Based on the success of its sales and marketing efforts, PFSweb currently expects to report growth for each of its business units in 2020, with consolidated SFE revenue growing mid-to-high single digits compared to 2019. Coupled with an ongoing focus on costs, PFSweb also expects to improve its adjusted EBITDA margin performance in 2020.

Conference Call
PFSweb will conduct a conference call today at 8:30 a.m. Eastern time to discuss its results for the third quarter ended September 30, 2019.

PFSweb CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Monday, November 11, 2019
Time: 8:30 a.m. Eastern time (5:30 a.m. Pacific time)
Toll-free dial-in number: 1-888-220-8474
International dial-in number: 1-646-828-8193
Conference ID: 6331760

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time on the same day through November 25, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 6331760

About PFSweb, Inc.
PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring, and other costs (including certain client related bankruptcy costs).

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs (including certain client related bankruptcy costs), amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements
The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS' Annual Report on Form 10-K for the year ended December 31, 2018 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:
Michael C. Willoughby
Chief Executive Officer
Or
Thomas J. Madden
Chief Financial Officer
1-972-881-2900

Investor Relations:
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com

PFSweb, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data)

	(Unaudited) September 30, 2019	December 31, 2018
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ 13,511	$ 15,419
Restricted cash	207	207
Accounts receivable, net of allowance for doubtful accounts of $917 and $585 at September 30, 2019 and December 31, 2018, respectively	50,613	72,415
Inventories, net of reserves of $291 and $298 at September 30, 2019 and December 31, 2018, respectively	4,061	6,090
Other receivables	3,018	4,014
Prepaid expenses and other current assets	5,678	6,943
Total current assets	77,088	105,088
PROPERTY AND EQUIPMENT, net	19,466	21,496
OPERATING LEASE RIGHT-OF-USE ASSETS	36,340	-
IDENTIFIABLE INTANGIBLES, net	1,301	1,803
GOODWILL	44,936	45,185
OTHER ASSETS	3,829	3,501
Total assets	$ 182,960	$ 177,073
LIABILITIES AND SHAREHOLDERS' EQUITY		
CURRENT LIABILITIES:		
Trade accounts payable	$ 32,992	$ 47,580
Accrued expenses	18,004	24,623
Current portion of operating lease liabilities	8,457	-
Current portion of long-term debt and finance lease obligations	3,002	2,610
Deferred revenues	4,287	7,328
Total current liabilities	66,742	82,141
LONG-TERM DEBT AND FINANCE LEASE OBLIGATIONS, less current portion	33,811	39,348
DEFERRED REVENUES, less current portion	1,532	1,927
DEFERRED RENT	-	4,625
OPERATING LEASE LIABILITIES	33,581	-
OTHER LIABILITIES	2,929	2,449
Total liabilities	138,595	130,490
COMMITMENTS AND CONTINGENCIES		
SHAREHOLDERS' EQUITY:		
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 35,000,000 shares authorized; 19,465,877 and 19,294,296 issued at September 30, 2019 and December 31, 2018, respectively; and 19,432,410 and 19,260,829 outstanding at September 30, 2019 and December 31, 2018, respectively	19	19
Additional paid-in capital	157,346	155,455
Accumulated deficit	(111,550)	(107,773)
Accumulated other comprehensive income	(1,325)	(993)
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders' equity	44,365	46,583
Total liabilities and shareholders' equity	$ 182,960	$ 177,073